UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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AIRSPAN NETWORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIRSPAN NETWORKS INC.
777 Yamato Road - Suite 310
Boca Raton, Florida 33431

SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
DECEMBER 16, 2008

To the Shareholders of
Airspan Networks Inc.:

This supplement amends and restates the first two pages of the section entitled “Approval of Stock Option Exchange Program—Reasons for the Proposal and Summary of Effects of the Approval of this Proposal No. 3” on pages 18 and 19 of the definitive proxy statement (the “Proxy Statement”) that was mailed to our shareholders on or about November 7, 2008 in connection with the Special Meeting of Shareholders to be held at our headquarters, 777 Yamato Road - Suite 310, Boca Raton, Florida 33431, on Tuesday, December 16, 2008, at 11:00 a.m., Eastern time. The table on page 19 of the Proxy Statement has been amended to reflect stock options granted to date in 2008. No other changes have been made to the Proxy Statement.

By Order of the Board of Directors

/s/ David Brant
David Brant
Corporate Secretary

November 19, 2008
Boca Raton, Florida

Reasons for the Proposal and Summary of Effects of the Approval of this Proposal No. 3

The objective of our equity incentive programs is to encourage ownership of the Company by key personnel whose long-term employment or service is considered essential to our continued progress and to align employees’ interests with those of our shareholders. Our Board of Directors believes that equity incentive awards are critical to retaining and providing proper incentives for our executive officers and other employees.

Our stock price has declined sharply since February 1999. As of September 23, 2008, more than 76 percent of our outstanding stock options had an exercise price above $1.00 per share and 100 percent of our options had an exercise price above the last reported sale price on that date. On that date, the last reported sale price per share, as quoted on the NASDAQ Global Market, was $0.30. As a result, we believe that the majority of our outstanding stock options no longer serve as an effective tool to retain and motivate officers and employees. With increased competition in the wireless telecommunications industry to attract top talent, the Board of Directors believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain, motivate and reward employees. Our Board of Directors believes that if we do not take steps in the near future to properly incentivize our key employees, it could adversely affect our business, results of operations and future stock price.

In connection with its recommendation to proceed with the stock option exchange program, the Board of Directors retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant. FWC worked with Company management to develop and recommend an exchange structure to the Compensation Committee. In determining to recommend that shareholders approve this Proposal No. 3, we considered granting employees additional stock options at current market prices. However, these additional grants would substantially increase our total number of outstanding stock options and deplete our available option pool. We also considered several alternatives to provide competitive compensation to our employees. To replace equity incentives, we would need to substantially increase base and target bonus compensation. These increases would substantially increase our compensation expenses and reduce our cash balances at a time when we need to conserve cash. We continue to believe that stock options are an important component of our employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. In addition, as a result of the exchange of old options for new options, we will reduce the aggregate number of our outstanding stock options and increase our available option pool.

The Board of Directors and the Compensation Committee considered the total Black-Scholes value of the old options compared to the total Black-Scholes value of the new options in devising the exchange ratios for the three groups of options. The Compensation Committee determined that the new options would have vesting periods between two and four years and terms between four and eight years. The Compensation Committee also determined that no new options would be exercisable until at least one year after the date of grant, so that new option holders could not realize a windfall from a short-term increase in the market price of our Common Stock.

The stock option exchange program provides an opportunity to motivate our employees to create shareholder value. By realigning the exercise prices of previously-granted stock options with the value of our Common Stock on the Option Exchange Effective Date, we believe that our equity incentive awards will again become an important tool to help retain our employees, reward their continued loyalty, and motivate them to continue to create shareholder value. In addition, the stock option exchange program allows us to conserve cash resources and will result in a reduced number of outstanding stock options.

As of September 23, 2008, options for approximately 8,358,338 shares of Common Stock were outstanding under all of our equity compensation plans, of which options to purchase 5,381,927 shares of Common Stock, having exercise prices ranging from $1.00 to $15.00, constituted stock options eligible to be exchanged. The following table presents summary information concerning the stock options held by our Named Executive Officers (as defined in “Compensation Discussion and Analysis—Overview”), most of which will be eligible to be exchanged if Proposal No. 3 is approved by shareholders.

Name	Grant Date	Number of Securities Underlying Options	Option Exercise Price ($)

Eric D. Stonestrom	10/5/1999	66,667	3.60
	11/1/2000	100,000	6.00
	2/7/2001	150,000	4.38
	11/7/2001	167,167	1.83
	9/25/2002	45,833	0.45
	5/24/2004	45,000	5.08
	1/28/2005	60,000	4.12
	1/27/2006	60,000	6.15
	3/2/2007	60,000	4.28
	3/3/2008	350,000	1.20
	8/8/2008	60,000	0.5030

David Brant	10/5/1999	3,333	3.60
	7/10/2000	15,000	15.00
	2/7/2001	75,000	4.38
	11/7/2001	35,000	1.83
	9/25/2002	50,000	0.45
	5/24/2004	25,000	5.08
	1/28/2005	25,000	4.12
	10/28/2005	50,000	4.94
	1/27/2006	20,000	6.15
	3/2/2007	60,000	4.28
	3/3/2008	150,000	1.20
	8/8/2008	30,000	0.5030

Henrik Smith-Petersen	10/5/1999	6,667	3.60
	3/10/2000	36,667	7.50
	6/21/2000	36,666	9.60
	2/7/2001	175,000	4.38
	11/7/2001	50,000	1.83
	9/25/2002	60,000	0.45
	5/24/2004	30,000	5.08
	1/28/2005	25,000	4.12
	10/28/2005	50,000	4.94
	1/27/2006	20,000	6.15
	3/2/2007	35,000	4.28
	3/3/2008	75,000	1.20
	8/8/2008	50,000	0.5030

Paul Senior	3/10/2000	10,000	7.50
	5/24/2004	20,000	5.08
	1/28/2005	14,167	4.12
	10/28/2005	60,000	4.94
	1/27/2006	20,000	6.15
	9/12/2006	40,000	2.80
	3/2/2007	20,000	4.28
	5/14/2007	40,000	3.67
	3/3/2008	125,000	1.20
	8/8/2008	30,000	0.5030

Name	Grant Date	Number of Securities Underlying Options	Option Exercise Price ($)

Uzi Shalev	10/4/2002	10,937	0.49
	5/24/2004	25,000	5.08
	1/27/2006	20,000	6.15
	7/20/2006	20,000	4.93
	8/2/2006	40,000	2.20
	3/2/2007	30,000	4.28
	5/14/2007	45,000	3.67
	3/3/2008	125,000	1.20
	8/8/2008	50,000	0.5030